EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Emanuel N. Hilario, Chief Financial Officer, 312-466-3966
Angelo and Maxie’s, Inc.

Angelo and Maxie’s Reports Second Quarter Results, Announces Proposed
Sale of Three Steakhouses and Provides Strategic Alternatives Review Update

CHICAGO, August 12, 2003 – Angelo and Maxie’s, Inc. (OTCBB: AGMX) announced total revenues for the quarterly period ended June 30, 2003, were $6.4 million, as compared with total revenues of $6.7 million in the comparative period of 2002.  The decrease in revenues is primarily due to the disposition of one restaurant in the fourth quarter of 2002.  Same store sales for the quarterly period ended June 30, 2003, increased by 1.8% compared with the comparative period of 2002.

For the quarterly period ended June 30, 2003, the Company incurred a net loss applicable to common shares of ($4,726,000), or ($2.37) net loss per common share.  Results for the 2003 quarter include a charge for asset impairment and restructuring of $4,413,000 consisting primarily of the write-down of the full net book value of the Angelo and Maxie’s trade name.  The net loss applicable to common shares for the comparative period of 2002 was ($10,330,000), or ($5.22) net loss per common share.  Results for the 2002 quarter include asset impairment and restructuring charges of $7,061,000 and a loss from discontinued operations of $2,300,000. The asset impairment and restructuring charges include $5,401,000 for the write-down of intangible assets to fair market value and $1,660,000 for severance related to the reduction in staffing following the sale of the discontinued operations.

Kenneth R. Posner, President and Chief Executive Officer, stated, “Revenues and profits in the second quarter reflect continuing improvements in the execution of the Angelo and Maxie’s concept.  Commodity price increases were offset by productivity improvements that resulted in essentially flat operating margins.  We are pleased with our restaurant level results and the continuing positive trend in monthly sales.”

For the twenty six-week period ended June 30, 2003, the Company incurred a net loss available to common shares of ($4,901,000) or ($2.46) net loss per common share. The net loss available to common shares for the comparative period of 2002 was ($11,513,000), or ($5.82) net loss per common share.

The Company also announced that its Board of Directors has approved the sale of three of the Company’s steakhouses.  The steakhouses located in Midtown Manhattan, New York, Reston, Virginia and Washington, D.C. are proposed to be sold to an established operator who intends to eventually convert all three units to another concept.  The transaction is subject to the completion of definitive agreements and no assurances can be given that the sale will be consummated. The closing is expected to occur in January of 2004.

 With the pending sale of three steakhouses, the Company will continue to focus on a sale of the remaining two steakhouses, including its flagship unit on Park Avenue in New York City.  In addition, the Company will begin the process to dissolve and liquidate the Company.  As part of this process, the Board of Directors has approved the recommendation of the Company’s President and Chief Executive Officer that he reduce his time commitment to the Company to a level commensurate with the Company’s needs.  In connection therewith, Mr. Posner has accepted a senior management position with another company that allows for his continued involvement with Angelo and Maxie’s, Inc.

Headquartered in Chicago, Angelo and Maxie’s, Inc. currently operates five Angelo and Maxie’s Steakhouses in the Eastern United States.

Certain of the statements contained in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include financial projections, estimates and statements regarding plans, objectives and expectations of the Company and its management. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information on significant potential risks and uncertainties is set forth more fully in the Company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10- Q, reports on Form 8-K and annual reports on Form 10-K.

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ANGELO AND MAXIE’S, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarter ended June 30, 2003	Quarter ended July 1, 2002	Six month period ended June 30, 2003	Six month period ended July 1, 2002

Revenues	$6,418	$6,729	$13,223	$14,056
Operating costs and expenses:
Cost of sales	2,278	2,353	4,717	5,003
Restaurant labor	1,478	1,628	3,049	3,360
Other operating costs	1,202	1,307	2,361	2,774
Rent	600	546	1,201	1,056
Total restaurant costs	5,558	5,834	11,328	12,193
General and administrative expenses	691	121	1,359	318
Depreciation and amortization	294	417	614	881
Impairment of assets and restructuring charges	4,413	7,061	4,413	7,061
(Gain) loss on disposal of assets	(2)	—	9	2
Total restaurant and operating costs	10,954	13,433	17,723	20,455
Loss from operations	(4,536)	(6,704)	(4,500)	(6,399)
Interest expense, net	22	1,151	52	2,037
Other income	(51)	(50)	(102)	(100)
Loss from continuing operations before income taxes	(4,507)	(7,805)	(4,450)	(8,336)
Provision for income taxes	—	—	—	—
Loss from continuing operations	(4,507)	(7,805)	(4,450)	(8,336)
Discontinued operations:
Income from operations	—	1,381	—	951
Income (loss) on sale	13	(3,681)	13	(3,681)
Income (loss) from discontinued operations	13	(2,300)	13	(2,730)
Net loss	$(4,494)	$(10,105)	$(4,437)	$(11,066)
Preferred dividends	232	225	464	447
Net loss applicable to common shares	$(4,726)	$(10,330)	$(4,901)	$(11,513)
Net loss per common share - basic and diluted:
Continuing operations	$(2.38)	$(4.06)	$(2.47)	$(4.44)
Discontinued operations	.01	(1.16)	.01	(1.38)
	$(2.37)	$(5.22)	$(2.46)	$(5.82)

Weighted-average shares outstanding	1,993	1,979	1,991	1,978